FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Response Genetics, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of Response Genetics, Inc. and subsidiary as of December 31, 2014 and 2013 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Response Genetics, Inc. and subsidiary at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

BDO USA, LLP

Los Angeles, California

March 31, 2015

F-1

RESPONSE GENETICS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$8,148,599	$2,222,491
Accounts receivable, net of allowance for doubtful accounts of $2,404,659 and $2,071,706 at December 31, 2013 and 2014, respectively	6,225,923	7,810,417
Prepaid expenses and other current assets	981,908	1,182,748
Total current assets	15,356,430	11,215,656
Property and equipment, net	1,934,582	1,406,405
Intangible assets, net	767,223	631,149
Other assets	—	191,874
Total assets	$18,058,235	$13,445,084

LIABILITIES, COMMON STOCK CLASSIFIED OUTSIDE OF STOCKHOLDERS’ EQUITY (DEFICIT) AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,694,312	$1,609,741
Accrued expenses	666,675	671,906
Accrued interest	—	149,813
Accrued royalties	1,293,717	967,785
Accrued payroll and related liabilities	1,850,923	1,547,673
Capital lease obligation, current portion	157,238	100,951
Total current liabilities	5,662,865	5,047,869
Capital lease obligation, net of current portion	136,419	103,472
Line of credit	1,000,000	1,500,000
Term loan, net of debt discount of $536,150	—	7,963,850
Total liabilities	6,799,284	14,615,191

Commitments, contingencies and subsequent events (Notes 5 and 12)

Common stock classified outside of stockholders’ equity (deficit) (Note 10)	5,500,000	—

Stockholders’ equity (deficit):
Common stock, $0.01 par value; 70,000,000 shares authorized; 38,712,896 and 38,795,396 shares issued and outstanding at December 31, 2013 and 2014, respectively	337,185	388,010
Additional paid-in capital	70,986,406	77,698,416
Accumulated deficit	(65,297,179)	(78,996,541)
Accumulated other comprehensive loss	(267,461)	(259,992)
Total stockholders’ equity (deficit)	5,758,951	(1,170,107)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$18,058,235	$13,445,084

The accompanying notes are an integral part of these consolidated financial statements.

F-2

RESPONSE GENETICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2013	2014
Net revenue	$19,801,359	$16,720,327
Cost of revenue	10,456,082	10,011,425
Gross Profit	9,345,277	6,708,902
Operating expenses:
Selling and marketing	5,421,797	5,110,076
General and administrative	10,262,623	12,876,981
Research and development	1,606,662	1,729,433
Total operating expenses	17,291,082	19,716,490
Operating loss	(7,945,805)	(13,007,588)
Other income (expense):
Interest expense	(91,844)	(664,727)
Interest income	48	—
Other	17,086	(27,047)
Net loss	(8,020,515)	(13,699,362)
Unrealized gain (loss) on foreign currency translation	(3,464)	7,469
Comprehensive loss	$(8,023,979)	$(13,691,893)

Net loss per share — basic and diluted	$(0.24)	$(0.35)

Weighted-average common shares — basic and diluted	33,481,439	38,755,546

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RESPONSE GENETICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2014
Cash flows from operating activities:
Net loss	$(8,020,515)	$(13,699,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	632,975	827,609
Amortization of loan costs and debt discounts	—	57,681
Bad debt expense	3,165,918	5,842,212
Share-based compensation - employees	474,101	776,245
Restricted stock compensation - consultants	—	86,250
Changes in operating assets and liabilities:
Accounts receivable	(3,761,817)	(7,426,707)
Prepaid expenses and other current assets	(371,945)	(205,293)
Accounts payable	503,190	(84,571)
Accrued expenses	322,762	155,043
Accrued royalties	580,941	(325,932)
Accrued payroll and related liabilities	468,658	(303,250)
Deferred revenue	(483,052)	—
Net cash used in operating activities	(6,488,784)	(14,300,075)

Cash flows from investing activities:
Purchase of property and equipment	(428,487)	(49,907)
Purchase and capitalization of software	(179,387)	(54,132)
Cash paid for purchase of assets	(200,000)	—
Proceeds from sale of equipment	—	2,000
Net cash used in investing activities	(807,874)	(102,039)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	6,571,324	—
Proceeds from the issuance of debt, net of costs and debt discount of $386,112	—	8,113,888
Proceeds from line of credit	—	500,000
Proceeds from exercise of stock options	23,993	23,200
Capital lease payments	(188,072)	(168,551)
Net cash provided by financing activities	6,407,245	8,468,537

Effect of foreign exchange rates on cash and cash equivalents	(3,466)	7,469
Net decrease in cash and cash equivalents	(892,879)	(5,926,108)

Cash and cash equivalents:
Beginning of the year	9,041,478	8,148,599
End of the year	$8,148,599	$2,222,491

Cash paid during the period for:
Income taxes	$—	$—
Interest	$91,844	$664,727

Supplemental disclosure of non-cash financing activities:
Equipment and software acquired under capital leases	$239,150	$71,317
Warrants issued with term debt	$—	$377,140
Assets acquired by issuance of common stock	$980,000	$—
Reclassification of mezzanine equity to Stockholders’ Equity (Deficit)	$6,275,723	$5,500,000

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RESPONSE GENETICS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balances at January 1, 2013	32,797,625	$232,414	$56,766,036	$(57,276,664)	$(263,997)	$(542,211)
Issuance of common stock	5,897,248	58,972	7,492,352	—	—	7,551,324
Exercise of stock options	18,023	180	23,813	—	—	23,993
Reclassification of mezzanine equity, net	—	45,619	6,230,104	—	—	6,275,723
Share-based compensation expense	—	—	474,101	—	—	474,101
Unrealized loss on foreign currency translation	—	—	—	—	(3,464)	(3,464)
Net loss	—	—	—	(8,020,515)	—	(8,020,515)
Balances at December 31, 2013	38,712,896	$337,185	$70,986,406	$(65,297,179)	$(267,461)	$5,758,951
Issuance of restricted stock	62,500	625	85,625	—	—	86,250
Exercise of stock options	20,000	200	23,000	—	—	23,200
Reclassification of mezzanine equity, net	—	50,000	5,450,000	—	—	5,500,000
Share-based compensation expense	—	—	776,245	—	—	776,245
Unrealized gain on foreign currency translation	—	—	—	—	7,469	7,469
Issuance of warrant	—	—	377,140	—	—	377,140
Net loss	—	—	—	(13,699,362)	—	(13,699,362)
Balances at December 31, 2014	38,795,396	$388,010	$77,698,416	$(78,996,541)	$(259,992)	$(1,170,107)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Operations and Basis of Accounting

Response Genetics, Inc. (the “Company”) was incorporated in the State of Delaware on September 23, 1999 as Bio Type, Inc. for the purpose of providing unique molecular profiling services of tumor tissue that has been formalin-fixed and embedded in paraffin wax. In August 2000, the Company changed its name to Response Genetics, Inc.

The Company is a life science company engaged in the research, development, marketing and sale of pharmacogenomic tests for use in the treatment of cancer. Pharmacogenomics is the science of how an individual’s genetic makeup relates to drug response. Tests based on pharmacogenomics facilitate the prediction of a response to drug therapy or survival following surgery based on an individual’s genetic makeup. In order to generate pharmacogenomic information from patient specimens for these tests, the Company uses proprietary enabling methods for maximizing the extraction and analysis of nucleic acids and, therefore, accessing the genetic information available from each patient sample. The Company’s platforms include analysis of single biomarkers using the polymerase chain reaction method as well as global gene interrogation using microarray methods and fluorescence in situ hybridization (“FISH”) from paraffin or frozen tissue specimens. The Company primarily derives its revenue from the sale of its ResponseDX®   diagnostic testing products and by providing pharmacogenomic clinical trial testing services to pharmaceutical companies in the United States, Asia and Europe.

The Company’s goal is to provide cancer patients and their physicians with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues. The Company’s pharmacogenomic analysis of clinical trial specimens for the pharmaceutical industry may provide data that will lead to a better understanding of the molecular basis for response to specific drugs and, therefore lead to individualized treatment.

Liquidity and Management’s Plans

Since its inception, the Company has devoted substantial effort in developing its products and has incurred losses and negative cash flows from operations, and at December 31, 2013 and 2014 has an accumulated deficit of $65,297,179 and $78,996,541, respectively. The Company is forecasting continued losses and negative cash flows as it funds its sales and marketing activities and research and development programs.

The Company’s current operating plan includes various assumptions concerning the level and timing of cash receipts from sales and cash outlays for operating expenses and capital expenditures. The Company’s ability to successfully carry out its business plan is primarily dependent upon its ability to (1) obtain sufficient additional capital, (2) attract and retain knowledgeable workers, (3) increase its cash collections and (4) generate significant additional revenues. At this time, the Company expects to satisfy its future cash needs primarily through additional financing and/or strategic alternatives. The Company is currently seeking such additional financing and/or strategic alternatives; however, there can be no assurance that any additional financing or strategic alternatives will be available on acceptable terms, if at all. If the Company is unable to timely and successfully raise additional capital, implement strategic alternatives and/or achieve profitability, it will not have sufficient capital resources to implement its business plan or continue its operations, and the Company will most likely be required to reduce certain spending and/or curtail operations, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These matters raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the accompanying financial statements to reflect any of the matters discussed above.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company's consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

F-6

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Response Genetics, Ltd., a Scottish corporation (the “Subsidiary”), which was incorporated in November 2006. The Subsidiary had no employees or active operations during 2013 and 2014. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at date of purchase of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short-term nature and liquidity of these instruments. The Company’s cash equivalents are comprised of cash on hand, deposits in banks and money market investments.

F-7

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Accounts Receivable

Pharmaceutical Accounts Receivable

The Company invoices its clients as specimens are processed and any other contractual obligations are met. The Company’s contracts with clients typically require payment within 45 days of the date of invoice. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments. The Company specifically analyzes accounts receivable and historical bad debts, client credit, current economic trends and changes in client payment trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged-off against the allowance when it is probable the receivable will not be recovered. To date, the Company’s clients have primarily been large pharmaceutical companies. As a result, bad debts from clinical accounts receivable to date have been minimal. Pharmaceutical company accounts receivable as of December 31, 2013 and 2014 were $1,892,384 and $1,037,834 respectively.  There were no allowances for doubtful accounts recorded against these pharmaceutical accounts receivable at December 31, 2013 and 2014.

ResponseDX® Accounts Receivable

ResponseDX® accounts receivable are recorded from two primary payors: Medicare and third party/private payors (“Private Payors”).  ResponseDX® accounts receivable are recorded at established billing rates less an estimated billing adjustment, based on reporting models utilizing historical cash collection percentages and updated for current effective reimbursement factors.  Management performs ongoing valuations of accounts receivable balances based on management’s evaluation of historical collection experience and industry trends.  Based on the historical experience for the Company’s accounts, management has determined, based on a detailed analysis, that accounts receivable associated with certain billings are unlikely to be collected.  Therefore, the Company has recorded an allowance for doubtful accounts of $2,404,659 and $2,071,706 as of December 31, 2013 and 2014. The Company’s bad debt expense for the years ended December 31, 2013 and 2014 was $3,165,918 and $5,842,212, respectively.

ResponseDX® accounts receivable consisted of the following:

	December 31, 2013	December 31, 2014
Net Medicare receivable	$2,422,611	$2,814,989
Net Private Payor receivable	4,315,587	6,029,300
	6,738,198	8,844,289
Allowance for doubtful accounts	(2,404,659)	(2,071,706)
	$4,333,539	$6,772,583

As more fully discussed in Note 3 Property and Equipment and Intangible Assets, the Company acquired accounts receivable in August 2013 that had a valuation of $257,000. All of these receivables were collected by December 31, 2013.

As part of its process for evaluating the collectability of aged accounts receivable management identified delays in the Medicare administrative law appeal process for aged accounts receivable that would extend the process significantly (up to two years). Accordingly, management considered this factor in estimating the allowance for doubtful accounts and concluded that an additional allowance of approximately $690,000 was necessary as of December 31, 2013 to reserve for the balance of Medicare accounts receivable as of December 31, 2013 that were going to age greater than one year shortly after December 31, 2013. At December 31, 2014 all Medicare accounts receivable outstanding greater than one year have been reserved 100%.

F-8

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Property and Equipment and Intangible Assets

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company has determined the estimated useful lives of its property and equipment, as follows:

Laboratory equipment	5 to 7 years
Furniture and equipment	5 to 7 years
Purchased and internally-developed software	3 to 5 years
Leasehold improvements	Shorter of the useful life (5 to 7 years) or the lease term

Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the related accounts and the resulting gain or loss is reflected in the statements of operations. The Company has capitalized costs related to the development of database software (see Note 3). The portion of this database placed into service is amortized in accordance with ASC 350-40, Internal-Use Software. The amortization period is five years using the straight-line method.

F-9

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Pharmaceutical Revenue

Revenues that are derived from testing services provided to pharmaceutical companies are recognized on a contract specific basis pursuant to the terms of the related agreements. Revenue is recognized in accordance with ASC 605, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the client or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.

Revenues are recorded on an accrual basis as the contractual obligations are completed and as a set of assays is processed through the Company’s laboratory under a specified contractual protocol and are recorded on the date the tests are resulted. Certain contracts have minimum assay requirements that, if not met, result in payments that are due upon the completion of the designated period. In these cases, revenues are recognized when the end of the specified contract period is reached.

On occasion, the Company may enter into a contract that requires the client to provide an advance payment for specimens that will be processed at a later date. In these cases, the Company records this advance as deferred revenue and recognizes the revenue as the specimens are processed or at the end of the contract period, as appropriate. There was no deferred revenue at December 31, 2013 or December 31, 2014.

In March 2010, the Company entered into a non-exclusive license agreement with GlaxoSmithKline, LLC, which called for certain milestone payments to be made to the Company when certain events specified in the agreement occur, specifically GlaxoSmithKline, LLC submitting an application to use the license to the FDA, the FDA approving the application, and issuance of certain patent applications to the Company. The Company has no further obligations related to these events and therefore has recorded the milestone payments that were due under the agreement into revenue at the time the event occurred. Milestone payments received in 2013 and 2014 were $1,000,000 and $-0-, respectively.

The Company recorded net revenue from pharmaceutical clients of $7,789,985 and $2,124,130 for the years ended December 31, 2013 and 2014, respectively.

ResponseDX® Revenue

The Company recognizes revenues when (a) the price is fixed or determinable, (b) persuasive evidence of an arrangement exists, (c) the service is performed and (d) collectability of the resulting receivable is reasonably assured. The Company’s specialized diagnostic services are performed based on a written test requisition form or electronic equivalent and revenues are recognized once the diagnostic services have been performed, and the results have been delivered to the ordering physician.

Services are provided to certain patients covered by various third-party payer programs including various managed care organizations, commercial insurance plans and Medicare programs. Billings for services under third-party payer programs are included in revenue net of allowances for contractual discounts and allowances for differences between the amounts billed and estimated payment amounts. Significant judgment is inherent in the selection of assumptions and the interpretation of historical experience as well as the identification of external and internal factors affecting the determination of these reserves for Medicare, private health insurance companies, healthcare institutions, and patients. The Company reports revenues from contracted payers, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, published fee schedules. The Company reports revenues from non-contracted payers, including certain insurance companies and individuals, based on the amount expected to be collected. The difference between the amount billed and the amount estimated to be collected from non-contracted payers is recorded as a contractual allowance to arrive at the reported net revenues. The expected revenues from non-contracted payers are based on the historical collection experience of each payer or payer group, as appropriate.The assumptions used to determine these contractual allowances are reasonable considering known facts and circumstances. If actual future payments are less than the estimates the Company made at the time of recognizing revenue, the consolidated financial position, results of operations and cash flows may be negatively impacted. If actual future payments are materially different from the contracted amounts or estimates, the difference is accounted for as a change in estimate in the period in which they become known. Adjustments to the estimated payment amounts based on final settlement are recorded upon settlement as an adjustment to revenue. In 2014 and 2013, approximately 38% and 33.5%, respectively, of the Company's revenues were derived directly from the Medicare program. The Company’s Medicare provider number allows it to invoice and collect from Medicare. The Company’s invoicing to Medicare is primarily based on amounts allowed by Medicare for the service provided as defined by Common Procedural Terminology (“CPT”). Laws and regulations governing the Medicare program and healthcare generally are complex and subject to interpretation.

F-10

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

The following details ResponseDX® revenue for the years ended December 31, 2013 and 2014:

	Year Ended December 31,
	2013	2014
Net Medicare revenue	$4,521,732	$4,886,507
Net Private Payor revenue	7,489,642	9,709,690
Net ResponseDX® revenue	$12,011,374	$14,596,197

The Company recognizes revenue for services covered by Medicare based on the Medicare fee schedule. The Company’s fees for January to October 2013 were based the 2013 initial annual Medicare fee schedule. From October 2013 through December 2013, the fees were based on Centers for Medicare and Medicaid Services (“CMS”) updated payment rates for some, but not all of the Common Procedural Terminology (“CPT”) codes used by the Company. For the remaining CPTs not covered by the CMS update, the Company used the Medicare fees provided by the local Medicare Administrative Contractor proposed reimbursement rates. For 2014, the Company’s Medicare fees were based on the Centers for Medicare and Medicaid Services (“CMS”) proposed “Medicare Program; Revisions to Payment Policies under the Physician Fee Schedule, Clinical Laboratory Fee Schedule & Other Revisions to Part B for CY 2014” released in July 2013.

The Company updates its estimates of Medicare fees based on current information from CMS. The nature of the testing services the Company provides, the evidence the Company gathers to establish the creditworthiness of its payors and the delivery method of its services have not changed from prior periods, and therefore these assumption remain appropriate.

F-11

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Cost of Revenue

Cost of revenue represents the cost of materials, direct labor, royalties, costs associated with processing tissue specimens including pathological review, staining, microdissection, paraffin extraction, reverse transcription polymerase chain reaction, fluorescence in situ hybridization (“FISH”), quality control analyses, license fees and delivery charges necessary to render an individualized test result. Costs associated with performing tests are recorded as the tests are processed.

License Fees

The Company has licensed technology for the extraction of ribonucleic acid (“RNA”) from formalin-fixed, paraffin-embedded tumor specimens from the University of Southern California (“USC”). Under the terms of the license agreement, the Company is required to pay royalties to USC calculated as a fixed percentage of net sales price as defined in the agreement that the Company generates by using this technology. Total license fees expensed in cost of revenue under the license agreement with USC were $305,616 for the year ended December 31, 2013 and $42,289 for the year ended December 31, 2014. In addition, in the year ended December 31, 2014, the Company recorded credits to the royalty expense of $240,077 in each of the third and fourth quarters, representing, in the aggregate, a one-time $480,154 adjustment for the period over-accruals resulting from a change in the estimate of royalty expense. The net credit of $437,865 is included in our cost of revenue. The Company also maintains a non-exclusive license to use certain patents related to the polymerase chain reaction (“PCR”) of Roche Molecular Systems, Inc. (“Roche”). The Company pays Roche a royalty fee based on revenue that the Company generates through use of this technology. The Company accrues for such royalties at the time revenue is recognized. Royalties expensed in cost of revenue under the Roche agreement totaled $280,325 and $211,932 for the years ended December 31, 2013 and 2014, respectively. Such royalties are included in cost of revenues in the accompanying statements of operations.

Royalty expense is based on a fixed percentage of net sales price as defined in the agreement of specific tests pursuant to terms set forth in the agreements with USC and Roche. The amount due is calculated based on the revenue the Company recognizes using the respective licensed technology. The royalty expense recognized, like the associated revenue, depends on the timing of the specimens submitted by the Company’s clients for testing.

Additionally, the Company periodically analyzes the technical procedures performed in its test offerings to assess which activities utilize licensed technologies and to calculate royalties for use of the licensed technology. The most recent analyses indicate that the Company could owe less than the amounts that have been accrued for royalties payable and based on the Company’s discussions with USC, the Company has taken a credit for its USC royalties over-accrual. Roche is still reviewing the Company’s updated royalty calculations. It is possible that based on Roche’s review and the Company’s discussions with Roche, the Company may further adjust its Roche royalty accrual.

Research and Development

The Company expenses costs associated with research and development activities as incurred. Research and development costs are expensed as incurred and classified as research and development costs. Research and development costs include employee costs (salaries, payroll taxes, benefits, and travel), equipment depreciation and maintenance, laboratory supplies, primers and probes, reagents, patent costs and occupancy costs.

F-12

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Line of Credit

On July 14, 2011, the Company entered into a line of credit agreement with Silicon Valley Bank (the “Bank”). The agreement has been amended most recently on July 30, 2014, as discussed below. The line of credit is collateralized by all of the Company’s assets including its pharmaceutical, Private Payor and Medicare receivables. The amended maximum amount that can be borrowed from the credit line is $2,000,000. As of December 31, 2013 and 2014, the amount the Company can draw from the loan was $1,000,000 and $500,000, respectively, calculated as the lesser of (i) the Company’s calculated borrowing base, which was 80% of certain of the Company’s accounts receivable, or (ii) the amount available under the credit line. As of December 31, 2013, the interest fees associated with this line of credit were set at the prime rate plus 1%.  Effective with the July 30, 2014 amendment to this credit agreement, the interest rate was set at prime plus 2.25%. During 2013 and the first half of 2014, the rate charged to the Company was 5%. For the latter half of 2014 the rate charged to the Company was 5.5%. As needed from time to time, the Company may draw on this line for use for general corporate purposes. As of December 31, 2013 and December 31, 2014, the Company has drawn $1,000,000 and $1,500,000 against the line of credit. The line of credit is subject to various financial covenants. In 2013 the Company was in violation of certain of these covenants and, pursuant to an amendment on March 7, 2013, the Bank waived the Company's existing breach of financial covenants under the credit agreement and the parties restructured the line of credit to provide that, among other things: (i) the revolving line of credit's maturity date was extended to March 7, 2015, (ii) the fee for the unused portion of the revolving line of credit was reduced from 0.375% to 0.250% per annum of the average unused portion of the revolving line of credit, (iii) the Company must continue to meet certain reporting requirements including providing financial statements and a certificate of compliance with the terms and conditions of the credit agreement by an authorized officer to the Bank within 45 days of the last day of each calendar quarter, provided that if the Company has less than $4,000,000 in its account at the Bank at any time during such calendar quarter, the Company must provide the financial statements and the certificate of compliance within 30 days of the end of such calendar quarter and provide a monthly report on revenues realized from private payors, (iv) the financial covenants were amended and restated to require the Company to maintain a ratio of quick assets to current liabilities of 1:50 to 1:00 and meet certain specified minimum adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) requirements as defined in the amendment and measured on a monthly basis and (v) the Bank is granted certain additional inspection of books, records and collateral rights.

On July 30, 2014, the Bank waived several additional covenant violations and amended the credit agreement to provide, among other things: (i) an increase in the interest rate to prime plus 2.25%; (ii) the addition of an “Early Termination Fee” of $40,000; (iii) an adjusted quick ratio of at least 1.25 to 1.00; (iv) permission for the Company to receive up to $12,000,000 from a third party term loan; (v) a requirement that the Company maintain quarterly rolling twelve-month net revenue balances beginning December 31, 2014; and (vi) a requirement that the Company maintain quarterly minimum liquidity of $1,000,000 and (vii) an extension of the revolving line of credit's maturity date to July 25, 2016. At December 31, 2014 the Company was in compliance with these covenants.

As of December 31, 2013 and 2014, the line of credit under the credit agreement was classified as a non-current liability of the Company on the accompanying balance sheet as the line of credit had a maturity date of greater than one year.

From time to time, the Company’s calculated borrowing base under its Bank line of credit may decrease to a level where the Company is in an over-advance position in which case the Company will be required to repay any outstanding amounts greater than the calculated borrowing base for such covered period back to the Bank immediately. The Company will be able to draw down on the credit line again with respect to such paid back amount once the Company is in compliance with the borrowing base requirement.

F-13

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

SWK Term Loan

On July 30, 2014 (the “Closing Date”), the Company entered into a credit agreement (the “SWK Credit Agreement”) with SWK Funding LLC, as the administrative agent (the “Agent” or “SWK”), and the lenders (including SWK) party thereto from time to time (the “Lenders”). The SWK Credit Agreement provides for a multi-draw term loan to the Company (the “Loan”) up to a maximum principal amount of $12,000,000 (the “Loan Commitment Amount”). On the Closing Date, the Lenders advanced the Company an amount equal to $8,500,000 which is due and payable on July 30, 2020 (the “Term Loan Maturity Date”) or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the SWK Credit Agreement. On February 3, 2015 (the “Amendment Closing Date”), the Company and SWK entered into a first amendment (the “Amendment”) to the SWK Credit Agreement.  Pursuant to the Amendment, the Company drew an additional $1,500,000 of the Loan Commitment Amount increasing the total amount advanced to the Company under the SWK Credit Agreement to $10,000,000.

The Loan bears interest at a rate equal to the LIBOR Rate (as defined in the SWK Credit Agreement) plus an applicable margin of 12.5% per annum, subject to a one percent (1.0%) LIBOR floor. Interest on the Loan is due and payable in arrears (i) on the forty-fifth (45th) day following the last calendar day of each of the months of September, December, March, and June, commencing on November 15, 2014, (ii) upon a prepayment of the Loan and (iii) on the Term Loan Maturity Date. At December 31, 2014, the interest rate charged to the Company was 13.5%. Upon the earlier of (a) the Term Loan Maturity Date or (b) full repayment of the Loan, the Company is also required to pay an exit fee.

On September 9, 2014, SWK, in its capacity as the initial Lender, assigned part of its interests under the SWK Credit Agreement to SG-Financial, LLC (“SG”). Pursuant to the assignment, SG was assigned $2,500,000 of the $8,500,000 Closing Date initial advance to the Company and $1,029,412 of the subsequent term loan commitment. Pursuant to the assignment, as of the effective date of the assignment, SG became a party to the SWK Credit Agreement as a Lender. On January 30, 2015, SG assigned all of its interests under the SWK Credit Agreement to SWK. As such, as of January 30, 2015, SWK is the sole Lender under the SWK Credit Agreement.

On the Closing Date, the Company issued to the Agent a warrant (the “Initial Warrant”) to purchase up to 681,090 shares of the Company's common stock. The Initial Warrant was exercisable, in whole or in part, from the date of issuance until and including July 30, 2020 at an exercise price of $0.936 per share, and was subject to customary adjustments for stock splits, stock dividends, recapitalization and the like. The relative fair value of the Initial Warrant was $377,140, or approximately $0.55 per covered share, using a Black-Scholes pricing model with the following assumptions: 2.01% risk free rate, 0% dividend, 101.5% volatility, and six-year expected life. The value of the warrant was recorded on the balance sheet included in additional paid-in capital. On September 9, 2014, the Agent assigned a portion of the Initial Warrant consisting of the right to purchase 200,321 shares of common stock to SG (the “SG Initial Warrant”). On January 30, 2015, SG assigned the SG Initial Warrant back to the Agent and on the Amendment Closing Date, the Company replaced the Initial Warrant to purchase the total 681,090 shares of the Company’s common stock with a new warrant with an adjusted exercise price (the “Replacement Warrant”).   The Replacement Warrant is exercisable up to and including July 30, 2020 at an exercise price of $0.39 per share.  The Agent may exercise the Replacement Warrant on a cashless basis at any time.  In the event the Agent exercises the Replacement Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the Replacement Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

In addition, on the Amendment Closing Date, the Company issued the Agent a new warrant (the “First Amendment Warrant”) to purchase 576,923 shares of Common Stock.  The First Amendment Warrant is exercisable up to and including February 3, 2021 at an exercise price of $0.39 per share, subject to adjustment.  The Agent may exercise the First Amendment Warrant on a cashless basis at any time.  In the event the Agent exercises the First Amendment Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the First Amendment Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

For accounting purposes, the proceeds received pursuant to the SWK Credit Agreement were allocated to the liability for debt, a debt issuance discount and additional paid-in capital for the Initial Warrant based upon the relative fair value of the loan and the Initial Warrant. The amounts recorded in the financial statements were $8,500,000 for loan liability, $576,161 for debt issuance discount and $377,140 to additional paid-in capital for the Initial Warrant. Additionally, the Company recorded deferred loan issuance costs of $187,092 for investment banker fees and legal fees incurred to enter into the SWK Credit Agreement. The debt issuance discount and the deferred issuance costs are being amortized to interest expense over the six-year term of the loan.

F-14

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

The remaining $2,000,000 of the Loan Commitment Amount (the “Subsequent Term Loan”) may be advanced to the Company upon written request to the Agent during the period beginning on the Amendment Closing Date and ending February 28, 2016 provided that (i) no default or event of default has occurred or is continuing under the SWK Credit Agreement, (ii) the aggregate revenue recognized by the Company and any of its subsidiaries during any period of four (4) consecutive fiscal quarters ending prior to December 31, 2015 exceeds a certain dollar amount threshold and (iii) the Agent has received an executed warrant (the “Subsequent Term Loan Warrant”) to purchase a number of shares of common stock equal to the number obtained when the amount of the Subsequent Term Loan is multiplied by 15% and the product is divided by the exercise price of such warrant. The exercise price of the Subsequent Term Loan Warrant will be equal to the lower of (a) the average closing price of the common stock on the previous 5 trading days before the closing date of the Subsequent Term Loan, or (b) the closing price of the common stock on the last trading day prior to such Subsequent Term Loan’s closing date. The Subsequent Term Loan Warrant will be exercisable for a period of six years from the closing date of the Subsequent Term Loan, subject to adjustment. Upon issuance, the Agent may exercise the Subsequent Term Loan Warrant on a cashless basis at any time. In the event the Lender exercises the Subsequent Term Loan Warrant on a cashless basis, the Company will not receive any proceeds. The exercise price of the Subsequent Term Loan Warrant is subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Company may prepay the Loan, in whole or in part, upon five business days’ written notice provided that a prepayment premium is paid to the Lenders as set forth in the SWK Credit Agreement. The Company is required to prepay the Loan with any net cash proceeds received from certain types of dispositions of assets described in the SWK Credit Agreement. The Company is also required to make certain revenue-based payments on the Company’s quarterly revenues, applied in the following priority: (i) first, to the payment of all fees, costs, expenses and indemnities due and owing to the Agent under the SWK Credit Agreement, (ii) second, to the payment of all fees, costs, expenses and indemnities due and owing to the Lenders under the SWK Credit Agreement, (iii) third, to the payment of all accrued but unpaid interest until paid in full, (iv) fourth, for each revenue-based payment date after August 2016, to the payment of all principal of the Loan up to an aggregate amount of $750,000 on any such payment date and (v) fifth, all remaining amounts to the Company.

As of December 31, 2014, the term debt under SWK Credit Agreement was classified as a non-current liability of the Company on the accompanying balance sheet as the repayment terms are based on future revenues that cannot be reasonably estimated and therefore all outstanding amounts are classified as non-current.

The SWK Credit Agreement contains customary affirmative and negative covenants for credit facilities of its type, including covenants that limit the Company’s ability to pay dividends or redeem outstanding equity interests, incur additional indebtedness, grant additional liens, engage in any other type of business, make investments, merge, consolidate or sell all or substantially all of its assets and enter into transactions with related parties. The SWK Credit Agreement also contains certain financial covenants, including certain minimum aggregate revenue requirements. The Company was in compliance with these covenants at December 31, 2014.

The SWK Credit Agreement includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, default under certain other indebtedness, certain insolvency or bankruptcy events, the occurrence of certain material judgments, the institution of any proceeding by a government agency or a change of control of the Company that it is not otherwise permitted under the SWK Credit Agreement.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. As of December 31, 2013 and 2014, the Company does not have a liability for unrecognized tax benefits. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision, and the Company includes accrued interest and penalties with the related tax liability in the balance sheet. For the years ended December 31, 2013 and 2014, there were no interest or penalties recorded on the consolidated statement of operations.

F-15

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Stock Compensation, Share-Based Payment. Stock-based compensation expense for all stock-based compensation awards granted is based on the grant-date fair value estimated in accordance with the provisions of ASC 718.  The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting period. As further described in Note 7, certain awards granted to Thomas A. Bologna, the Company’s Chairman and Chief Executive Officer, were recognized based on an accelerated vesting basis triggered by market conditions rather than a straight-line basis.

The Company accounts for equity instruments issued to non-employees in accordance with ASC 505, Equity. Under ASC 505, stock option awards issued to non-employees are measured at fair value using the Black-Scholes option-pricing model and recognized pursuant to a performance model.

Management Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates in these consolidated financial statements have been made for revenue, allowances for doubtful accounts, impairment of long-lived assets, depreciation of property and equipment and stock-based compensation. Actual results could differ materially from those estimates.

F-16

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the asset with the estimated undiscounted future cash flows associated with the use of the asset and its eventual disposition. Should the review indicate that the assets cost is not recoverable, the carrying value of the asset would be reduced to its fair value, which is measured by future discounted cash flows.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiary are determined using local currency as the functional currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each period-end. Statement of Operations amounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in stockholders’ equity (deficit).

Comprehensive Loss

The components of comprehensive loss are net loss and foreign currency translation adjustments for the years ended December 31, 2013 and 2014.

Fair Value of Financial Instruments

Cash and cash equivalents are stated at cost, which approximates fair market value.  Cash equivalents consist of money market accounts, with fair values estimated based on quoted market prices. Debt balances are stated at historical amounts less principal payments, which approximate fair market value. The Company believes interest rates in its debt agreements are commensurate with lender risk profiles for similar companies.

Advertising costs

The Company markets its services through its advertising activities in trade publications and on the internet. Advertising costs are included in selling and marketing expenses on the statements of operations and are expensed as incurred.  Advertising costs for the years ended December 31, 2013 and 2014 were $16,677 and $62,793, respectively.

Concentration of Credit Risk Clients and Limited Suppliers

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. At December 31, 2013 and 2014, the Company had $7,726,681 and $1,960,623 in cash and cash equivalents that exceeded federally insured limits. At December 31, 2013 and 2014, $6,969 and $6,571 of cash was held outside of the United States.

F-17

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Revenue sources that accounted for greater than 10 percent of revenue are provided below (* indicates amount is below 10%):

	Year Ended December 31,
	2013		2014
	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue
GlaxoSmithKline entities:
GlaxoSmithKline LLC	$1,134,366	5.8%	$174,597	*
GlaxoSmithKline Biologicals S.A.	$3,534,619	17.9%	$1,287,184	*
Total GlaxoSmithKline entities	$4,668,985	23.7%	$1,461,781	*
Medicare, net of contractual allowances	$4,521,732	22.8%	$4,886,507	29.2%

Clients that accounted for greater than 10 percent of gross accounts receivable are provided below (* indicates amount is below 10%):

	As of December 31,
	2013		2014
	Receivable Balance	Percent of Gross Receivables	Receivable Balance	Percent of Gross Receivables
GlaxoSmithKline entities:
GlaxoSmithKline LLC	$597,937	6.9%	$174,547	*
GlaxoSmithKline Biologicals S.A.	$544,298	6.3%	$588,212	*
Total GlaxoSmithKline entities	$1,142,235	13.2%	$762,759	*
Medicare, net of contractual allowances	$2,422,611	28.1%	$2,814,989	28.5%

F-18

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Many of the supplies and reagents used in the Company’s testing process are procured from a limited number of suppliers. Any supply interruption or an increase in demand beyond the suppliers’ capabilities could have an adverse impact on the Company’s business. Management believes it can identify alternative sources, if necessary, but it is possible such sources may not be identified in sufficient time to avoid an adverse impact on its business. Refer also to Note 6 for further discussion regarding these supply agreements. The Company purchases certain laboratory supplies and reagents primarily from a limited number of suppliers. The Company made approximately 87% of its reagent purchases from four suppliers during the year ended December 31, 2013 and made approximately 73% of its reagent purchases from three suppliers during the year ended December 31, 2014.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which modifies how all entities recognize revenue, and consolidates into one Accounting Standards Codification ("ASC") Topic (ASC Topic 606, Revenue from Contracts with Customers) the current guidance found in ASC Topic 605, Revenue Recognition, and various other revenue accounting standards for specialized transactions and industries. The core principle of the guidance is that “an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” In achieving this objective, an entity must perform five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations of the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also clarifies how an entity should account for costs of obtaining or fulfilling a contract in a new ASC Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers.

ASU 2014-09 is effective for public companies for annual periods beginning after December 15, 2016 and interim periods within those annual periods, and early adoption is not permitted. ASU 2014-09 may be applied using either a full retrospective approach, in which all years included in the financial statements are presented under the revised guidance, or a modified retrospective approach. Under the modified retrospective cumulative catch-up approach, financial statements will be prepared using the new standard for the year of adoption, but not for prior years. Under this method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the company and disclose all line items in the year of adoption as if they were prepared under the old revenue guidance. The Company is currently evaluating the impact of ASC 606, but at the current time does not know what impact the new standard will have on revenue recognized and other accounting decisions in future periods, if any, nor what method of adoption will be selected if the impact is material.

In August 2014, the Financial Accounting Standards Board issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-09”). ASU 2014-15 provides guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company's ability to continue as a going concern within one year from the date the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter; earlier adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial condition, results of operations or cash flows.

F-19

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property and Equipment and Intangible Assets

Property and equipment consists of the following:

	December 31, 2013	December 31, 2014
Laboratory equipment	$4,468,055	$4,543,019
Furniture and equipment	736,886	762,466
Leasehold improvements	487,843	496,523
	5,692,784	5,802,008
Less: Accumulated depreciation	(3,758,202)	(4,395,603)
Total property and equipment, net	$1,934,582	$1,406,405

Purchased software	$749,587	$803,719
Internally developed software	213,361	213,361
Trademarks	33,000	33,000
	995,948	1,050,080
Less: Accumulated amortization	(228,725)	(418,931)
Total intangible assets, net	$767,223	$631,149

Intangible assets are carried at the cost to obtain them. Internally developed intangible assets are amortized using the straight-line method over the estimated useful life of five years. During the first quarter of 2013, the Company deployed its new Laboratory Information Management System (“LIMS”) and began amortizing the cost.

Depreciation and amortization expense, included in general and administrative expenses for the years ended December 31, 2013 and 2014 was $632,975 and $827,609, respectively.

On August 23, 2013, the Company entered into an asset purchase agreement (the “Pathwork Purchase Agreement”) with Pathwork (assignment for the benefit of creditors), LLC (“Seller”), pursuant to which the Company acquired substantially all of the assets of Pathwork Diagnostics, Inc. (“Pathwork”), which had previously assigned all of its assets to Seller for the benefit of its creditors pursuant to a General Assignment, dated as of April 2, 2013.  Pursuant to the Pathwork Purchase Agreement, the Company acquired all intellectual property, know-how, data, equipment and materials formerly owned by Pathwork which relate to its FDA-cleared Tissue of Origin cancer test. Management evaluated the assets acquired from Seller and concluded the combined assets did not meet the definition of a business, primarily because the necessary processes were not acquired.  Accordingly, the Company accounted for the transaction as a basket purchase of assets in which the purchase price was allocated to the individual assets acquired based upon relative fair value.

The Company acquired the assets for the following consideration: (i) an aggregate of 500,000 newly-issued registered shares of the Company’s common stock issued to two senior secured creditors of Pathwork which were designated by Seller in the Pathwork Purchase Agreement and (ii) a cash payment of $200,000 to Seller.

Based upon a valuation of the acquired Pathwork assets, the purchase price was allocated as follows: $257,000 to accounts receivable, $785,000 to laboratory equipment, and $138,000 to internally developed software and other intangible assets. The Company launched the Pathwork acquired Tissue of Origin test commercially as its ResponseDX: Tissue of Origin® test in February 2014. Therefore, depreciation and amortization of these assets began during the first quarter of 2014 over their expected useful lives, which are approximately five years.

Expected future amortization of intangible assets over the next five years ending December 31 is as follows: $193,926 in 2015, $179,887 in 2016, $160,028 in 2017, $59,413 in 2018 and $4,895 thereafter.

F-20

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property and Equipment and Intangible Assets - (continued)

Capital Leases

The Company leases certain equipment and related software that is recorded as capital leases. This equipment and software is included in property and equipment on the accompanying balance sheet as of December 31, 2013 and 2014 as follows:

	2013	2014
Equipment and software financed under capital leases	$584,150	$655,467
Less: Accumulated amortization	(320,769)	(472,679)
Equipment and software financed under capital leases, net	$263,381	$182,788

Future minimum lease payments under capital leases as of December 31, 2014 are as follows:

Years ending December 31,
2015	$129,154
2016	68,792
2017	16,364
2018	16,364
Thereafter	9,546
Total minimum lease payments	240,220
Less amount represented by interest	(35,797)
Less current portion	(100,951)
Capital lease obligation, net of current portion	$103,472

4. Loss Per Share

The Company calculates net loss per share in accordance with ASC 260, Earnings Per Share. Under the provisions of ASC 260, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock and dilutive common stock equivalents then outstanding. Common stock equivalents consist of shares of common stock issuable upon the exercise of stock options.

The following table sets forth the computation for basic and diluted loss per share:

	Year Ended December 31,
	2013	2014
Numerator:
Net loss	$(8,020,515)	$(13,699,362)
Numerator for basic and diluted earnings per share	$(8,020,515)	$(13,699,362)

Denominator:
Denominator for basic and diluted earnings per share — weighted-average shares outstanding	33,481,439	38,755,546
Basic and diluted loss per share	$(0.24)	$(0.35)

Outstanding stock options to purchase 2,288,076 and 2,833,604 shares for the years ended December 31, 2013 and 2014, respectively, were excluded from the calculation of diluted loss per share as their effect would have been anti-dilutive. Outstanding warrants and restricted stock units of 681,090 and 270,000 were excluded from the calculation of diluted loss per share as their effect would have been anti-dilutive at December 31, 2014.

F-21

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Commitments and Contingencies

Operating Leases

The Company leases 27,446 square feet of office and laboratory space in Los Angeles, California, under a non-cancelable operating lease that was amended on February 3, 2014 to, among other things, extend the term of the lease to June 30, 2015. The Company had the option to extend the lease to June 30, 2016 which option the Company exercised on February 26, 2015.

Rent expense, which is classified in cost of revenue, general and administrative, and research and development expenses was $683,926 and $841,309 for the years ended December 31, 2013 and 2014, respectively.

Future minimum lease payments by year and in the aggregate due under noncancelable operating leases for facilities, equipment and software as a service, consist of the following at December 31, 2014:

Years Ending December 31,
2015	$582,018
2016	35,807

Total	$617,825

Guarantees

The Company enters into indemnification provisions under its agreements with other counterparties in its ordinary course of business, typically with business partners, clients and landlords. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities. These indemnification provisions generally survive termination of the underlying agreement. The Company reviews its exposure under these agreements no less than annually, or more frequently when events require. The Company believes the estimated fair value of these agreements is minimal as, historically, no payments have been made by the Company under these indemnification obligations. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2013 and December 31, 2014.

Legal Matters

The Company is, from time to time, involved in legal proceedings, regulatory actions, claims and litigation arising in the ordinary course of business. Reserves are established for specific liabilities in connection with legal actions when they can be deemed probable and estimable. These matters are not expected to have a material adverse effect upon the Company’s financial condition.

Employment Agreements

The Company has employment contracts with several individuals, which provide for annual base salaries and potential bonuses. These contracts contain certain change of control, termination and severance clauses that require the Company to make payments to certain of these employees if certain events occur as defined in their respective contracts.

6. License and Collaborative Agreements

License Agreement with the University of Southern California (“USC”)

In April 2000, as amended in June 2002 and April 2005, the Company entered into a license agreement with USC. Under this agreement, USC granted the Company a worldwide, exclusive license with the right to sublicense, the patents for nucleic acid extraction methodologies (“RGI-1”) and related technology, for use in human and veterinary diagnostic laboratory services, the sale of clinical diagnostic products, and the sale of research products to the research community. USC retains the right under the agreement to use the technology for research and educational purposes.

F-22

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. License and Collaborative Agreements (continued)

License Agreement with the University of Southern California (“USC”) (continued)

In consideration for this license, the Company agreed to pay USC royalties based on a percentage of net sales of products or services that make use of RGI-1 and related technology and to meet a certain minimum in royalty payments.   Royalty expense relating to this agreement amounted to $305,616 and $42,289 for the years ended December 31, 2013 and 2014, respectively.  In addition, in the year ended December 31, 2014, the Company recorded credits to the royalty expense of $240,077 in each of the third and fourth quarters, representing, in the aggregate, a one-time $480,154 adjustment for prior period over-accruals resulting from a change in the estimate of the royalty expense. The net credit of $437,865 is included in cost of revenue in the accompanying statements of operations.

License Agreement with Roche Molecular Systems (“Roche”)

In November 2004, the Company entered into a non-exclusive license to use Roche’s technology including specified nucleic acid amplification processes (“PCR Processes”) to perform certain human invitro clinical laboratory services. In consideration for this license, the Company is obligated to pay royalties to Roche, based on a percentage of net sales of products or services that make use of the PCR Processes. Royalty expense included in cost of revenue relating to this agreement amounted to $280,325 and $211,932 for the years ended December 31, 2013 and 2014, respectively.

In November 2004, the Company also entered into an agreement with Roche, pursuant to which the Company is collaborating with Roche to produce commercially viable assays used in the validation of genetic markers for pharmaceutical companies. Specifically, the Company has licensed the rights to Roche to use the pre-diagnostic assays the Company develops in the course of using its RNA-extraction technologies to provide testing services to pharmaceutical companies and to produce diagnostic kits that then can be sold commercially to those pharmaceutical companies. Roche is required to pay the Company royalties of a certain percentage of net sales of such diagnostic kits sold to pharmaceutical companies. Through December 31, 2014, Roche has not been required to pay any royalties to the Company pursuant to this agreement.

F-23

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. License and Collaborative Agreements (continued)

Services Agreement with Taiho Pharmaceutical Co., Ltd. (“Taiho”)

In July 2001, the Company entered into an agreement with Taiho pursuant to which the Company provided Taiho with RGI-1 generated molecular-based tumor analyses for use in guiding chemotherapy treatment for cancer patients and for use in Taiho’s business of developing and marketing pharmaceutical and diagnostic products for use against cancer. The agreement was subsequently amended and extended through December 31, 2013. The agreement was not renewed or amended for 2014. Revenue recognized under this agreement for the years ended December 31, 2013 and 2014 was $950,000 and $-0-, respectively.

Services Agreement with GlaxoSmithKline, LLC formerly known as SmithKline Beecham Corporation (d.b.a. GlaxoSmithKline or “GSK”)

In January 2006, the Company entered into a master services agreement with GSK, a leading pharmaceutical manufacturer, pursuant to which the Company provides services in connection with profiling the expression of various genes from a range of human cancers. Under the agreement, the Company provides GSK with testing services as described in individual protocols and GSK pays the Company for such services based on the pricing schedule established for each particular protocol. GSK is obligated to make minimum annual payments to the Company under the agreement and also was obligated to make a non-refundable upfront payment to the Company, to be credited against work undertaken pursuant to the agreement.

In December 2008, the Company amended and restated its master services agreement with GSK and extended the term of the agreement for a two-year period, with the option for the parties to extend the agreement for additional one-year periods at the end of the term, upon their mutual written agreement. In addition, the Company became a preferred provider to GSK and its affiliates of genetic testing services on a fee-for-service basis and, in anticipation of the services to be provided, GSK agreed to make a non-refundable upfront payment.

The Company recognized revenue of $1,134,366 and $174,597 relating to the GSK agreement for the years ended December 31, 2013 and 2014, respectively.

Non-Exclusive License Agreement with GSK

In March 2010, the Company entered into a non-exclusive license agreement with GSK.  Under the agreement, the Company granted GSK a non-exclusive, sublicenseable license to its proprietary PCR analysis technology and diagnostic expertise to assess BRAF gene mutations in human tumor samples.  As part of the agreement, the Company received a non-refundable technology access fee in consideration for the transfer of the Company’s technology to GSK. The agreement also contains milestone provisions which allowed the Company to earn up to $1.5 million in further payments from GSK.  The Company earned milestone payments from GSK totaling $1,000,000 for the year ended December 31, 2013. This amount is included in the total revenue from GSK discussed above.

F-24

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. License and Collaborative Agreements (continued)

Master Services Agreement with GlaxoSmithKline Biologicals S.A. (“GSK Bio”)

On July 26, 2012, the Company entered into a second amended and restated master services agreement with GSK Bio, the vaccine division of GSK. The agreement, which was effective as of May 15, 2012, was amended to extend the term to December 31, 2015 on December 17, 2014. Pursuant to this agreement, as amended, the Company provides testing services for clinical trials and epidemiology studies relating to GSK Bio’s cancer immunotherapies. The Company performs these testing services on a fee-for-service basis as embodied in written task orders. GSK Bio retains the intellectual property rights to inventions, improvements and data resulting from the services performed under the Agreement. The Company retains all intellectual property rights to its testing services, proprietary processes. All intellectual property owned by either party on the date of the Agreement remains the exclusive property of the owning party.

The Agreement will which expire on December 31, 2015 provided that any outstanding task orders at the time of termination will not automatically terminate (unless otherwise agreed in writing by the parties), and any such task orders will continue for the respective terms specified in such task orders (and the parties shall continue to perform their obligations under such task orders. GSK Bio may terminate the agreement, without cause, upon 90 days’ written notice to the Company. The Company may terminate the agreement, without cause, upon one year’s written notice to GSK Bio. The agreement may also be terminated early if either party enters bankruptcy or similar proceedings or in the event of a material breach. GSK Bio may terminate the agreement immediately if the Company experiences a “change of control,” as defined in the agreement.

The agreement with GSK Bio also provides for mutual indemnification by the parties and contains customary representations, warranties and covenants, including covenants governing the parties’ use of confidential information and representations regarding adequate insurance coverage or self-insurance.

The Company recognized revenue of $3,534,619 and $1,287,184 relating to the services performed for GSK Bio for the years ended December 31, 2013 and 2014, respectively.

Collaboration Agreement with Shanghai BioChip Company, Ltd. (“SBC”)

On March 5, 2007, the Company entered into a collaboration agreement with SBC pursuant to which SBC provides exclusive pharmacogenomic testing services to the Company’s clients in China.

Pursuant to the agreement, the Company has granted SBC an exclusive license in China to provide services in China using the Company’s proprietary RNA extraction technologies. Subject to consent from USC, the Company granted SBC an exclusive sublicense to patents licensed from USC for distribution of testing services in China. In turn, SBC performs RNA extraction from formalin-fixed paraffin-embedded (“FFPE”) tissue specimens exclusively for the Company during the term of the agreement.

This agreement had an initial term of five years, with an automatic renewal for an additional three-year term unless either party gives 90 days’ notice in advance of the renewal date of its intent not to renew. As neither party gave notice of intent not to renew, the agreement has automatically renewed for a successive three year period. Pursuant to the agreement, SBC receives a percentage of the gross margin, as defined in the agreement, collected from the Company’s clients in China as compensation for its testing services performed. For the year ended December 31, 2013, and December 31, 2014, testing services totaled $35,027 and $48,948, respectively.

F-25

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Option Plans

In March 2000, the Company adopted a Stock Option Plan (the “2000 Stock Plan”) as approved by its Board of Directors. Under the 2000 Stock Plan, the Company granted options to acquire up to 1,600,000 shares of common stock. In connection with the adoption of the 2006 Employee, Director and Consultant Stock Plan, as further discussed below, the Company is to grant no additional options under the 2000 Stock Plan. Under the 2000 Stock Plan, there were no options to purchase shares of the Company’s common stock that remained outstanding as of December 31, 2012. Prior to March 2007, the Company also granted options to purchase 16,000 shares of common stock to two consultants which were granted under separate agreements outside of the 2000 Stock Plan.

On October 26, 2006, the Board of Directors of the Company approved, and on May 1, 2007, reapproved the adoption of the 2006 Employee, Director and Consultant Stock Plan (the “2006 Stock Plan”). The stockholders approved the 2006 Stock Plan on June 1, 2007. The initial number of shares which may be issued from time to time pursuant to the 2006 Stock Plan was 2,160,000 shares of common stock. Also, the 2006 Stock Plan includes the number of shares subject to purchase under options issued under the 2000 Stock Plan, where the options expired on or after October 18, 2006, subject to a maximum of 210,000 additional options.  In addition, on the first day of each fiscal year of the Company during the period beginning in fiscal year 2008 and ending on the second day of fiscal year 2017, the number of shares that may be issued from time to time pursuant to the 2006 Stock Plan is increased by the lesser of (i) 200,000 shares or equivalent, after determination of the effect of any stock split, stock dividend, combination or similar transactions as set forth in the 2006 Stock Plan, (ii) 5% of the number of outstanding shares of common stock of the Company on such date or (iii) an amount determined by the Board of Directors of the Company.  The initial number of shares available for issuance of 2,160,000 increased by 210,000 for options issued under the 2000 Stock Plan expiring after October 2006 and by 200,000 in each year from 2008 through 2014, resulting in the total number of shares that may be issued as of January 1, 2014 to be 3,770,000.  As of December 31, 2014, there were 778,123 options available for grant under the 2006 Stock Plan.

Employee options vest according to the terms of the specific grant and expire 10 years from the date of grant. Non-employee option grants to date vest typically over a 2 to 3 year period. Under the 2006 Stock Plan, the Company had 2,833,604 options outstanding at a weighted average exercise price of $1.62 at December 31, 2014. There were 1,334,675 non-vested stock options with a weighted average grant date fair value of $0.86 outstanding at December 31, 2014.  As of December 31, 2014, there was $886,906 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2006 Stock Plan.  That cost is expected to be recognized over a weighted-average period of 2.6 years.

Except for the certain grants of restricted common stock and common stock options containing market conditions as described below, the Company estimated share-based compensation expense for the years ended December 31, 2013 and 2014 using the Black-Scholes model with the following weighted average assumptions:

	Year Ended December 31,
	2013	2014
Risk free interest rate	0.90-1.77%	1.78-1.91%
Expected dividend yield	—	—
Expected volatility	102.2-107.4%	98.4-103.3%
Expected term **(in years)	5.0-6.0	5.5-6.0
Forfeiture rate***	7.0%	0% -21%

** Expected term is calculated using SAB 107, Simplified Formula. Management has concluded that the use of the simplified method for calculating the expected term of its common stock option grants is appropriate given the lack of historical exercises and the standard terms of the employee option grants, including options are granted at-the-money, exercise is conditional only on performing service through the vesting dates, termination of service causes forfeiture of options, employees have a limited number of days to exercise options after termination of service, and options are non-transferable.

*** Forfeiture range represents 0% for directors and 21% for employees.

F-26

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Option Plans - (continued)

The following table summarizes the stock option activity for the 2000 Stock Plan and the 2006 Stock Plan for the years ended December 31, 2013 and 2014:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2012	1,749,310	$2.12	8.32	$151,919
Granted	1,115,750	1.33
Exercised	(18,023)	1.33
Expired	(253,060)	2.30
Forfeited	(305,901)	1.39
Outstanding, December 31, 2013	2,288,076	$1.83	8.41	$1,082
Granted	815,250	0.87
Exercised	(20,000)	1.16
Expired	(47,923)	1.35
Forfeited	(201,799)	1.24
Outstanding, December 31, 2014	2,833,604	1.62	7.91	—
Exercisable, December 31, 2014	1,498,929	$2.07	6.94	$—

The weighted-average grant-date fair value of options granted during the years ended December 31, 2013 and 2014 was $1.07 and $0.70, respectively.  The aggregate intrinsic value of outstanding options at December 31, 2014 and the options exercised during 2014 were $-0- and $7,605, respectively, which represents options whose exercise price was less than the closing fair market value of the Company’s common stock on December 31, 2014 of $0.32.

The following table provides additional information in regards to options outstanding as of December 31, 2014:

	Options Outstanding		Options Exercisable
	Number of	Weighted Average Remaining Contractual	Number of	Weighted Average Remaining Contractual
Exercise Price	Options	Term	Options	Term
$0.67 to 0.99	730,771	9.5	68,635	9.5
1.00 to 1.99	1,597,331	8.1	956,875	7.8
2.00 to 2.99	288,002	6.6	255,919	6.5
3.00 to 3.99	71,000	3.6	71,000	3.6
4.29	11,500	2.6	11,500	2.6
7.00	135,000	2.4	135,000	2.4
	2,833,604	7.9	1,498,929	6.9

Stock-based compensation expense - employees was classified in the results of operations as follows:

	Year Ended December 31,
	2013	2014
Cost of revenue	$30,527	$44,597
Selling and marketing expense	29,791	36,321
General and administrative expense	372,158	642,564
Research and development expense	41,625	52,763
Totals	$474,101	$776,245

F-27

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Option Plans - (continued)

Restricted stock compensation expense – consultants was classified in the results of operations as follows:

	Year Ended December 31,
	2013	2014
General and administrative expense	$—	$86,250

Thomas Bologna was appointed Chief Executive Officer of the Company on December 21, 2011 and in connection with his appointment, Mr. Bologna was awarded stock options outside of the 2006 Stock Plan. On September 25, 2014, the Company and Mr. Bologna entered into an amendment to Mr. Bologna’s employment agreement which amendment extended the term of Mr. Bologna’s employment agreement to December 31, 2015. Pursuant to the employment agreement between the Company and Mr. Bologna, dated December 21, 2011, and in reliance on NASDAQ Listing Rule 5636(c), the Company granted Mr. Bologna (i) a stock option to purchase 600,000 shares of the Company’s common stock, which vests monthly over 36 months from the date of grant, subject to his continued employment with the Company, (ii) a stock option to purchase 300,000 shares of the Company’s common stock, which vests in two equal installments on the first day of the 18th and 36th calendar months from the date of grant, subject to his continued employment with the Company, or if earlier, the date on which the 30-day trailing average closing price of the Company’s common stock equals or exceeds $1.80, and (iii) 270,000 shares of restricted common stock of the Company, which vest on the date on which the 30-day trailing average closing price of the Company’s common stock equals or exceeds $2.40. The exercise price of the stock options is $1.20 per share, the closing price of the Company’s common stock on the day prior to the date of grant. The expense recognized in connection with these grants was approximately $178,122 and $168,149 for the years ended December 31, 2013 and 2014, respectively, and is included in the above table.

F-28

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Option Plans - (continued)

Since the restricted shares of common stock grant vests upon attainment of a target price for the Company’s common stock and each tranche of the 300,000 share common stock option grant can vest sooner than the stated vesting dates based upon attainment of a target price for the Company’s common stock, these awards are deemed to include market conditions for purposes of determining the valuation and accounting for the awards. Accordingly, the fair value of the restricted shares of common stock grant and each tranche of the 300,000 share common stock option grant that Mr. Bologna received was determined using a Monte-Carlo simulation model to simulate the Company’s stock prices in the future that would trigger or not trigger the market conditions. For these awards containing market conditions, the compensation amount will be attributed over the service date unless vesting occurs sooner due to achieving the market condition.

The following table summarizes these awards to Mr. Bologna:

			Intrinsic Value as of December 31,		Options	Remaining Contractual
Type	Grant Date	Number of Awards	2014	Exercise Price	Exercisable	Term
Restricted Shares of Common Stock	12/21/2011	270,000	$—	$1.20	—	7.0
Options	12/21/2011	600,000	$—	$1.20	600,000	7.0
Options	12/21/2011	300,000	$—	$1.20	300,000	7.0

During the first quarter of 2012, Mr. Bologna’s stock option award of 300,000 shares met the conditions for vesting in that the 30-day trailing average closing price of the Company’s common stock exceeded $1.80. The Company recognized expense of $129,000 for the vesting of this tranche of options for Mr. Bologna’s stock awards during the quarter ended March 31, 2012.

8. Income Taxes

The components of the income tax provision were as follows:

Year Ended December 31,
	2013	2014
Current
Federal	$—	$—
Foreign	—	—
State	—	—
Total	—	—
Deferred
Federal	—	—
Foreign	—	—
State	—	—
	—	—
Income tax provision	$—	$—

F-29

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Income Taxes - (continued)

For financial statement purposes, loss before income tax provision includes the following components:

	Year Ended December 31,
	2013	2014
Domestic	$(8,012,906)	$(13,691,729)
Foreign	(7,609)	(7,633)
	$(8,020,515)	$(13,699,362)

A reconciliation of the expected income tax benefit computed using the federal statutory income tax rate of 34% to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2013	2014
Income tax benefit based on federal statutory rate	$(2,729,000)	$(4,658,000)
State income tax benefit, net of federal income tax	(413,000)	(70,000)
Change in deferred tax valuation allowance	3,048,000	4,478,000
Stock-based compensation	75,000	203,000
Foreign net operating loss	—	—
Other, net	19,000	47,000
Income tax provision	$—	$—

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and deferred tax liabilities are presented below:

	December 31, 2013	December 31, 2014
Deferred tax assets:
Domestic net operating loss carryforwards	$15,627,000	$20,598,000
Foreign net operating loss carryforwards	800,000	802,000
Deferred revenue	—	—
Federal and state tax credit	297,000	297,000
Stock-based compensation	682,000	803,000
Capitalized costs	1,232,000	1,164,000
Other, net	2,129,000	1,581,000
Total gross deferred tax assets	20,767,000	25,245,000
Less valuation allowance on deferred tax assets	(20,767,000)	(25,245,000)
Net deferred taxes	—	—
Deferred tax liabilities:
Plant and equipment, principally accelerated depreciation	—	—

Total deferred tax liabilities	—	—
Net deferred taxes	$—	$—

Deferred income taxes result from temporary differences between income tax and financial reporting computed at the effective income tax rate. The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

F-30

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Income Taxes - (continued)

The Company files U.S. federal, U.S. state, and foreign tax returns. The Company’s major tax jurisdictions are U.S. federal and the State of California and are subject to tax examinations for the open years from 2003 through 2013.

As of December 31, 2014, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $54 million and $41 million, respectively. If not utilized, the federal net operating loss and tax credit carryforwards expire beginning in 2021. The state net operating loss carryforward expires beginning in 2015. Section 382 of the Internal Revenue Code contains rules that limit the ability of a company that undergoes an ownership change, which is generally a change in ownership of more than 50.0 percent of its stock over a three-year period, to utilize its net operating loss carryforwards. The Company has had numerous transactions in its common stock, and these transactions may have resulted in a change in ownership that limits the utilization of net operating loss carryforwards. The Company has not evaluated the impact of Section 382, if any, on its ability to utilize its net operating loss carry forwards in future years.

As of December 31, 2014, the Company had U.K. net operating loss carryforwards totaling approximately $3.0 million that may be carried forward indefinitely. A full valuation allowance has been provided against this asset.

F-31

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Segment Information

The Company operates in a single reporting segment, with operating facilities in the United States.

The following enterprise wide disclosure was prepared on a basis consistent with the preparation of the financial statements. The following tables contain certain financial information by geographic area:

	Year Ended December 31,
	2013	2014
Revenue: (Customer geographic location)
United States	$15,216,155	$15,335,888
Europe	3,556,354	1,322,669
Other International	1,028,850	61,770
	$19,801,359	$16,720,327

	December 31, 2013	December 31, 2014
Long-lived assets:
United States	$2,681,666	$2,037,554
	$2,681,666	$2,037,554

10. Offerings of Common Stock

August 2013 Issuance of Registered Shares of Common Stock of the Company as Part of the Acquisition of the Pathwork Diagnostics, Inc. Assets

On August 23, 2013, the Company entered into an asset purchase agreement (the “Pathwork Purchase Agreement”) with Pathwork (assignment for the benefit of creditors), LLC (“Seller”), pursuant to which the Company acquired substantially all of the assets of Pathwork Diagnostics, Inc. (“Pathwork”), which had previously assigned all of its assets to Seller for the benefit of its creditors pursuant to a General Assignment, dated as of April 2, 2013.  Pursuant to the Pathwork Purchase Agreement, the Company acquired the Pathwork assets for the following consideration: (i) an aggregate of 500,000 newly-issued registered shares of the Company’s common stock valued at $1.96 per share, or $980,000, issued to two senior secured creditors of Pathwork which were designated by Seller in the Pathwork Purchase Agreement and (ii) a cash payment of $200,000 to Seller.

September 2013 Registered Direct Offering

On September 20, 2013, the Company entered into a definitive agreement with certain institutional investors for the sale of 932,805 shares of its common stock in a registered direct offering at a price of $2.05 per share (the "September 2013 Offering"). The September 2013 Offering was completed on September 25, 2013. Gross proceeds of the September 2013 Offering were $1,912,250. Net proceeds, after deducting the placement agent fee and the September 2013 Offering costs, were approximately $1.7 million.

F-32

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Offerings of Common Stock (continued)

December 2013 Underwritten Public Offering

On December 13, 2013, the Company entered into an underwriting agreement with National Securities Corporation (the "Underwriter"), pursuant to which the Underwriter agreed to purchase 4,464,443 shares of the Company's common stock (the "Shares") at the public offering price of $1.20 per share less an underwriting discount of 5%. The Shares were offered and sold by the Company pursuant to an effective registration statement on Form S-3 (File No. 333-171266) filed by the Company with the Securities and Exchange Commission on December 17, 2010, as amended, as supplemented by the prospectus supplement dated December 13, 2013 relating to the offering and the accompanying prospectus (the "December 2013 Offering"). The December 2013 Offering was completed on December 13, 2013. Gross proceeds of the December 2013 Offering were $5,357,332. Net proceeds, after deducting the placement agent fee and the December 2013 Offering costs, were approximately $4.8 million.

July 2014 and February 2015 Issuance of Warrants in Connection with the SWK Credit Facility

On July 30, 2014 (the “Closing Date”), the Company entered into a credit agreement (the “SWK Credit Agreement”) with SWK Funding LLC, as the administrative agent (the “Agent” or “SWK”), and the lenders (including SWK) party thereto from time to time (the “Lenders”). The SWK Credit Agreement provides for a multi-draw term loan to the Company (the “Loan”) up to a maximum principal amount of $12,000,000 (the “Loan Commitment Amount”). On the Closing Date, the Lenders advanced the Company an amount equal to $8,500,000 which is due and payable on July 30, 2020 (the “Term Loan Maturity Date”) or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the SWK Credit Agreement. On February 3, 2015 (the “Amendment Closing Date”), the Company and SWK entered into a first amendment (the “Amendment”) to the SWK Credit Agreement.  Pursuant to the Amendment, the Company drew an additional $1,500,000 of the Loan Commitment Amount increasing the total amount advanced to the Company under the SWK Credit Agreement to $10,000,000.

On the Closing Date, the Company issued to the Agent a warrant (the “Initial Warrant”) to purchase up to 681,090 shares of the Company's common stock. The Initial Warrant was exercisable, in whole or in part, from the date of issuance until and including July 30, 2020 at an exercise price of $0.936 per share, and was subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like. The relative fair value of the Initial Warrant was $377,140, or approximately $0.55 per covered share, using a Black-Scholes pricing model with the following assumptions: 2.01% risk free rate, 0% dividend, 101.5% volatility, and six-year expected life. The value of the warrant was recorded on the balance sheet included in additional paid-in capital. On September 9, 2014, the Agent assigned a portion of the Initial Warrant consisting of the right to purchase 200,321 shares of common stock to SG (the “SG Initial Warrant”). On January 30, 2015, SG assigned the SG Initial Warrant back to the Agent and on the Amendment Closing Date, the Company replaced the Initial Warrant to purchase the total 681,090 shares of the Company’s common stock with a new warrant with an adjusted exercise price (the “Replacement Warrant”).  The Replacement Warrant is exercisable up to and including July 30, 2020 at an exercise price of $0.39 per share.  The Agent may exercise the Replacement Warrant on a cashless basis at any time.  In the event the Agent exercises the Replacement Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the Replacement Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

In addition, on the Amendment Closing Date, the Company issued the Agent a new warrant (the “First Amendment Warrant”) to purchase 576,923 shares of Common Stock.  The First Amendment Warrant is exercisable up to and including February 3, 2021 at an exercise price of $0.39 per share, subject to adjustment.  The Agent may exercise the First Amendment Warrant on a cashless basis at any time.  In the event the Agent exercises the First Amendment Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the First Amendment Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

F-33

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Offerings of Common Stock (continued)

Common stock classified outside of stockholders’ equity (deficit)

February 2012 Private Placement

On February 2, 2012, the Company entered into purchase agreements with various investors (collectively, the “February Investors”) for the private placement of an aggregate of 5,257,267 newly-issued shares of the Company’s common stock (the “February Shares”) at a purchase price of $1.50 per share (the “February 2012 Private Placement”).

In connection with the February 2012 Private Placement, the Company also entered into registration rights agreements, each dated February 2, 2012, pursuant to which the Company agreed to file, within 90 days of the closing, a registration statement with the SEC to register the February Shares for resale, which registration statement is required to become effective within 180 days following the closing. The Company also granted the February Investors certain “piggyback” registration rights, which are triggered if the Company proposes to file a registration statement for its own account or the account of one or more shareholders until the earlier of the sale of all of the February Shares or the February Shares becoming eligible for sale under Rule 144(b)(1) without restriction.

These registration rights agreements do not provide an explicitly stated or defined penalty due upon a breach.  Because (i) the potential penalty for any breach of these registration rights agreement is not explicitly stated or defined, which prohibits the Company from applying the guidance of ASC 825-20-15, Registration Payment Arrangements and (ii) complying with all filing requirements under the Exchange Act as described above is not solely within the Company’s control, the Company was required to present the investment in the Company’s common stock as common stock outside of stockholders’ equity in the accompanying consolidated balance sheet under ASC 480-10-S99-3, Classification and Measurement of Redeemable Securities.

As of March 31, 2013, the Company has removed the restrictions on all of the February Shares and reclassified all of the February Shares to common stock from common stock classified outside of equity (deficit).

F-34

RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Offerings of Common Stock (continued)

September 2012 Private Placement

On September 13, 2012, the Company entered into a purchase agreement (the “Purchase Agreement”) with Glaxo Group Limited, an affiliate of GSK (the “GSK Investor”) and two existing investors, Swiftcurrent Partners, L.P. and Swiftcurrent Offshore, Ltd. (collectively with the GSK Investor, the “September Investors”) for the private placement of an aggregate of 8,000,000 newly-issued shares of the Company’s common stock (the “September Shares”) at a purchase price of $1.10 per share (the “September 2012 Private Placement”).

Pursuant to the Purchase Agreement, for so long as the GSK Investor or its affiliates own at least 50% of the September Shares it purchased pursuant to the Purchase Agreement, the GSK Investor has the right to designate one non-voting board observer (the "Board Observer"). The Board Observer, if appointed, has the right to attend all meetings of the Board of Directors of the Company and to receive all board meeting materials, subject to certain restrictions set forth in the Purchase Agreement. As of the date hereof, the GSK Investor has not exercised its right to designate the Board Observer.

In connection with the September 2012 Private Placement, the Company also entered into a registration rights agreement, dated September 13, 2012 (the “September Registration Rights Agreement”), pursuant to which the Company agreed to file, within 45 days of the closing, a registration statement with the SEC to register the September Shares for resale, which registration statement is required to become effective within 180 days following the closing. The Company also granted the September Investors certain “piggyback” registration rights, which are triggered if the Company proposes to file a registration statement for its own account or the account of one or more stockholders until the earlier of the sale of all of the September Shares or the September Shares becoming eligible for sale under Rule 144(b)(1) without restriction.

The September Registration Rights Agreement does not provide an explicitly stated or defined penalty due upon a breach.  Because the potential penalty for any breach of these registration rights agreement is not explicitly stated or defined, which prohibits the Company from applying the guidance of ASC 825-20-15, Registration Payment Arrangements , the Company was required to present the investment in the Company’s common stock as common stock outside of stockholders’ equity in the accompanying consolidated balance sheet under ASC 480-10-S99-3, Classification and Measurement of Redeemable Securities .

As of December 31, 2012, the Company had removed the restriction on 3,000,000 of the 8,000,000 September Shares and reclassified the shares to common stock from common stock classified outside of stockholders’ equity (deficit). As of June 30, 2014, the restriction was eligible for removal from the remaining 5,000,000 September Shares and therefore, the Company reclassified the shares to common stock from common stock classified outside of stockholders’ equity (deficit). Therefore, as of December 31, 2013 and 2014, a total of $5,500,000 and $-0- of common stock was classified outside of stockholders’ equity (deficit) related to the September Shares.

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RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Offerings of Common Stock (continued)

Activity in common stock classified outside of stockholders’ equity (deficit) was as follows:

	Number of Shares	Amount
Balance, January 1, 2013	9,561,847	$11,775,724
Issuance of common stock classified outside of stockholders’ equity (deficit)	—	—
Reclassification to stockholders’ equity (deficit)	(4,561,847)	(6,275,724)
Balance, December 31, 2013	5,000,000	$5,500,000
Issuance of common stock classified outside of stockholders’ equity (deficit)	—	—
Reclassification to stockholders’ equity (deficit)	(5,000,000)	(5,500,000)
Balance, December 31, 2014	—	$—

11. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. ASC 820 establishes a three-level valuation hierarchy of valuation techniques that is based on observable and unobservable inputs. Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. The first two inputs are considered observable and the last unobservable, that may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2013 and 2014, the Company did not hold any assets or liabilities that are required to be measured at fair value on a recurring basis.

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RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Subsequent Events

SWK Credit Agreement Amendment

On February 3, 2015 (the “Amendment Closing Date”), the Company entered into a first amendment (the “Amendment”) to that certain credit agreement (the “Credit Agreement”), dated July 30, 2014, with SWK Funding LLC, as the agent (the “Agent”), and the lenders (including SWK Funding LLC) party thereto from time to time (the “Lenders”).  Pursuant to the Amendment, the Company drew an additional $1,500,000 of the maximum $12,000,000 term loan commitment amount (the “Loan Commitment Amount”) increasing the total amount advanced to the Company under the Credit Agreement to $10,000,000. The maturity date for the term loan remains July 30, 2020 (the “Term Loan Maturity Date”) or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the Credit Agreement.

On the Amendment Closing Date, the Company replaced the warrant to purchase 681,090 shares of the Company's common stock at an exercise price of $0.936 that was initially issued to the Agent on July 30, 2014 (the “Initial Warrant”), with an adjusted exercise price (the “Replacement Warrant”).  The Replacement Warrant is exercisable up to and including July 30, 2020 at an exercise price of $0.39 per share.   The Agent may exercise the Replacement Warrant on a cashless basis at any time.  In the event the Agent exercises the Replacement Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the Replacement Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

In addition, on the Amendment Closing Date, the Company issued the Agent a warrant (the “First Amendment Warrant”) to purchase 576,923 shares of Common Stock.  The First Amendment Warrant is exercisable up to and including February 3, 2021 at an exercise price of $0.39 per share, subject to adjustment.  The Agent may exercise the First Amendment Warrant on a cashless basis at any time.  In the event the Agent exercises the First Amendment Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the First Amendment Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

The remaining $2,000,000 of the Loan Commitment Amount (the “Subsequent Term Loan”) may be advanced to the Company upon written request to the Agent during the period beginning on the Amendment Closing Date and ending February 28, 2016 provided that (i) no default or event of default has occurred or is continuing under the Credit Agreement, (ii) the aggregate revenue recognized by the Company and any of its subsidiaries during any period of four (4) consecutive fiscal quarters ending prior to December 31, 2015, exceeds a certain dollar amount threshold and (iii) the Agent has received an executed warrant (the “Subsequent Term Loan Warrant”) to purchase a number of shares of Common Stock equal to the number obtained when the amount of the Subsequent Term Loan is multiplied by 15% and the product is divided by the exercise price of such warrant.  The exercise price of the Subsequent Term Loan Warrant will be equal to the lower of (a) the average closing price of the Common Stock on the previous 5 trading days before the closing date of the Subsequent Term Loan, or (b) the closing price of the Common Stock on the last trading day prior to such Subsequent Term Loan’s closing date.  The Subsequent Term Loan Warrant will be exercisable for a period of six years from the closing date of the Subsequent Term Loan, subject to adjustment.  Upon issuance, the Agent may exercise the Subsequent Term Loan Warrant on a cashless basis at any time.  In the event the Lenders exercise the Subsequent Term Loan Warrant on a cashless basis, the Company will not receive any proceeds.  The exercise price of the Subsequent Term Loan Warrant is subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

On January 30, 2015, SG-Financial, LLC (“SG”) assigned to SWK all of the interests under the SWK Credit Agreement that was assigned to SG by SWK, as the initial Lender, on September 9, 2014 including $2,500,000 of the $8,500,000 Closing Date initial advance to the Company and $1,029,412 of the remaining Loan Commitment Amount. In addition, on the same date, SG assigned to SWK the portion of the Initial Warrant consisting of the right to purchase 200,321 shares of common stock of the Company that was assigned to SG by SWK on September 9, 2014. As such as of January 30, 2015, SWK is the sole Lender under the SWK Credit Agreement and held the entire Initial Warrant which was replaced by the Replacement Warrant on February 3, 2015.

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RESPONSE GENETICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Subsequent Events - (continued)

Nasdaq Delisting Extension Update

On December 19, 2014, the Company received a delisting determination letter from Nasdaq due to the Company not regaining compliance with The Nasdaq Capital Market minimum bid price of $1.00 requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2) within 180 days or by December 17, 2014. The delisting determination letter also stated that the Company is not eligible for an additional 180-day extension to regain compliance with the minimum bid price rule because the Company does not meet the minimum $2,500,000 in stockholders’ equity standard for continued listing under Nasdaq Listing Rule 5550(b)(1).

Pursuant to the determination letter, the Company requested an appeal of this determination and appeared before a Nasdaq Hearing Panel (the “Panel”) on February 5, 2015 and was granted its request for continued listing on the Nasdaq Stock Market, subject to certain conditions, on February 17, 2015. If the Company fails to meet the terms of the Panel’s decision by June 19, 2015, the Panel will issue a final delist determination and the Company will be suspended from trading on the Nasdaq Stock Market.

The Company believes that it is in the process of complying with the conditions set by the Panel for continued suspension of delisting. However, there can be no assurance that the Company will be able to timely meet all of the conditions and continue to be listed on Nasdaq. If the Company’s common stock ceases to be listed for trading on the Nasdaq Capital Market, the Company expects that its common stock would be traded on the OTC Markets on or about the same day.

F-38